Exhibit 10.2

Board Package Compensation Plan

The Board Compensation Package consists of:

➢
Each year, each Director shall receive 250,000 shares of common stock (or options in the amount of 150% of the amount of shares) and warrants to purchase 125,000 shares of common stock.  The options and warrants will have an exercise price equal to $0.50 and will have a three (3) year term.

➢	$1,000 for each non-officer director that physically attends a meeting as well as traveling expenses

➢	$500 for each non-officer director on a telephonic meeting